Exhibit 99.1

Date: May 25, 2023	CorVel Corporation
5128 Apache Plume Road
Suite 400
Fort Worth, TX 76109

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
www.corvel.com

CorVel Announces Revenues and Earnings

FORT WORTH, Texas, May 25, 2023 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter and fiscal year ended March 31, 2023. Revenues for the quarter were $185 million, an increase from $171 million in the same quarter of the previous year. Earnings per share for the quarter were $1.04, compared to $1.09 in the same quarter of the prior year.

Revenues for the fiscal year ended March 31, 2023 were $719 million, compared to $646 million for the fiscal year ended March 31, 2022. Earnings per share for the fiscal year ended March 31, 2023 were $3.77, compared to $3.66 for the fiscal year ended March 31, 2022.

During the quarter and fiscal year, CERIS expanded work with existing and developing partners in the commercial health market. The Company has increased investment in the CERIS team, SaaS platform, and R&D. With the application of advanced technologies, workflow efficiencies have increased, ROI has grown, and the competitive position in the market has strengthened. CERIS is well-positioned and prepared to scale for the additional business.

In other areas, CorVel is moving forward quickly and intentionally, using generative AI in a closed-source data environment. The technology will be incorporated into CogencyIQ® service offerings and has extensive benefits. Most importantly, generative AI will elevate the work of claims professionals and allow more time to be spent interacting directly with injured workers. The reallocated time will ultimately improve the experience of injured workers and enhance partner outcomes.

The Company has also introduced a new virtual mailbox interface in the Provider Portal, allowing documents to be uploaded securely. In addition to data security, the virtual mailbox confirms submission with receipt and tracking, requires no manual preprocessing, and provides same-day handling from any location. This project was designed for scalability; customers now using the interface are experiencing cost savings and cost avoidance.

About CorVel

CorVel Corporation applies technology including artificial intelligence, machine learning and natural language processing to enhance the managing of episodes of care and the related health care costs. We partner with employers, third-party administrators, insurance companies and government agencies in managing workers’ compensation and health, auto and liability services. Our diverse suite of solutions combines our integrated technologies with a human touch. CorVel's customized services, delivered locally, are backed by a national team to support clients as well as their customers and patients.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to our commercial health-focused operation, improved productivity resulting from automation and augmentation across enterprise business systems. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement, including the risk that the impact of the COVID-19 pandemic on our business, results of operations and financial condition is greater than our initial assessment.

The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2022 and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2022, September 30, 2022, and December 31, 2022. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters and Fiscal Year Ended March 31, 2023 and March 31, 2022

Quarter Ended	March 31, 2023	March 31, 2022
Revenues	$185,443,000	$171,359,000
Cost of revenues	143,492,000	128,307,000
Gross profit	41,951,000	43,052,000
General and administrative	19,358,000	16,793,000
Income from operations	22,593,000	26,259,000
Income tax provision	4,424,000	6,622,000
Net income	$18,169,000	$19,637,000
Earnings Per Share:
Basic	$1.06	$1.11
Diluted	$1.04	$1.09
Weighted Shares
Basic	17,176,000	17,618,000
Diluted	17,429,000	17,976,000

Fiscal Year Ended	March 31, 2023	March 31, 2022
Revenues	$718,562,000	$646,230,000
Cost of revenues	560,303,000	494,116,000
Gross profit	158,259,000	152,114,000
General and administrative	73,705,000	67,602,000
Income from operations	84,554,000	84,512,000
Income tax provision	18,189,000	18,102,000
Net income	$66,365,000	$66,410,000
Earnings Per Share:
Basic	$3.83	$3.74
Diluted	$3.77	$3.66
Weighted Shares
Basic	17,328,000	17,753,000
Diluted	17,592,000	18,127,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

March 31, 2023 and March 31, 2022

	March 31, 2023	March 31, 2022
Cash	$71,329,000	$97,504,000
Customer deposits	80,022,000	69,781,000
Accounts receivable, net	81,034,000	82,586,000
Prepaid taxes and expenses	11,385,000	15,123,000
Property, net	82,770,000	76,268,000
Goodwill and other assets	39,662,000	38,964,000
Right-of-use asset, net	27,721,000	35,020,000
Total	$393,923,000	$415,246,000
Accounts and taxes payable	$15,309,000	$14,431,000
Accrued liabilities	152,578,000	156,939,000
Deferred tax liability	—	1,689,000
Long-term lease liabilities	23,860,000	29,792,000
Paid-in capital	218,703,000	201,612,000
Treasury stock	(748,195,000)	(654,520,000)
Retained earnings	731,668,000	665,303,000
Total	$393,923,000	$415,246,000